UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2019

Summit Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1790 Hughes Landing Blvd

Suite 500

The Woodlands, TX 77380

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (832) 413-4770

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02 Unregistered Sales of Equity Securities.

On March 22, 2019, Summit Midstream Partners, LP (the “Partnership”), Summit Midstream GP, LLC, the general partner of the Partnership (the “General Partner”), and Summit Midstream Partners Holdings, LLC, the sole member of the General Partner (“SMP Holdings”), closed the Equity Restructuring (as defined below) that was announced on February 26, 2019. The closing of the Equity Restructuring was conditioned upon, and became effective upon, the closing of the Contribution Agreement Amendment and the Tioga Midstream Sale (each as defined below).

Pursuant to the Equity Restructuring Agreement, dated as of February 25, 2019, between the Partnership, the General Partner and SMP Holdings, on March 22, 2019, the incentive distribution rights (“IDRs”) and the approximately 2% general partner interest in the Partnership held by the General Partner were converted into (i) 8,750,000 newly issued common units of the Partnership and (ii) a non-economic general partner interest in the Partnership (together, the “Equity Restructuring”).

Following the closing of the Equity Restructuring, SMP Holdings owns 34,604,581 common units, representing a 42.1% limited partner interest in the Partnership.

The Equity Restructuring Agreement is further described in the Partnership’s Current Report on Form 8-K filed on February 26, 2019.

The sale and issuance of the Partnership’s common units in connection with the Equity Restructuring was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 3.03 Material Modification to Rights of Security Holders.

On March 22, 2019, in connection with the closing of the Equity Restructuring, the Partnership executed and delivered the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the “Third A&R Partnership Agreement”). Among other things, the Third A&R Partnership Agreement provides for the (i) cancellation of the IDRs, (ii) conversion of the General Partner’s approximate 2% general partner interest in the Partnership into a non-economic general partner interest and (iii) the elimination of certain legacy provisions that no longer apply, including provisions related to the IDRs and the economic general partner interest.

The foregoing description of the Third A&R Partnership Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The description set forth in Item 3.03 hereof with respect to the Third A&R Partnership Agreement is incorporated into this Item 5.03 by reference.

Item 8.01 Other Events.

Tioga Purchase and Sale Agreements

On March 22, 2019, Tioga Midstream, LLC, a subsidiary of the Partnership, and certain affiliates of the Partnership (collectively, “Summit”), closed the Tioga Midstream Sale (as defined below) that was announced on February 26, 2019.

Pursuant to two Purchase and Sale Agreements, each dated as of February 22, 2019 (the “Tioga PSAs”) between Summit and, respectively, Hess Infrastructure Partners LP and Hess North Dakota Pipelines LLC (collectively, “Hess Infrastructure”), Summit sold the Tioga Midstream system to Hess Infrastructure for a combined cash purchase price of $90 million, subject to adjustment as provided in the Tioga PSAs (the “Tioga Midstream Sale”). The proceeds from the Tioga Midstream Sale are being used by the Partnership to repay outstanding indebtedness under its revolving credit facility.

The Tioga PSAs are further described in the Partnership’s Current Report on Form 8-K filed on February 26, 2019.

Amendment to Contribution Agreement

Following the closing of the Tioga Midstream Sale and pursuant to an amendment dated as of February 25, 2019 (the “Contribution Agreement Amendment”) to that certain Contribution Agreement between SMP Holdings and the Partnership dated February 25, 2016 (the “Original Contribution Agreement”), the Partnership will make a cash payment of $100 million (the “2019 Prepayment”) of the remaining portion of the consideration due under the Original Contribution Agreement to SMP Holdings. Following the Contribution Agreement Amendment and the 2019 Prepayment, the Partnership shall be obligated to deliver (or cause to be delivered) to SMP Holdings $303.5 million in one or more payments over the period from March 1, 2020 through December 31, 2020, payable in (i) cash, (ii) the Partnership’s common units or (iii) a combination of cash and the Partnership’s common units (the “Remaining Consideration”). No less than 50% of the Remaining Consideration shall be paid on or before June 30, 2020 and interest shall accrue at a rate of 8% per annum on any portion of the Remaining Consideration that remains unpaid after March 31, 2020. The form(s) of Remaining Consideration to be delivered by the Partnership to SMP Holdings shall be determined by the Partnership in its sole discretion.

The Contribution Agreement Amendment is further described in the Partnership’s Current Report on Form 8-K filed on February 26, 2019.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Third Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP dated as of March 22, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

		By:	Summit Midstream GP, LLC (its general partner)

Date:	March 22, 2019	/s/ Marc D. Stratton
Marc D. Stratton, Executive Vice President and Chief Financial Officer

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